ALGER NEXT GEN GROWTH FUND

INVESTMENT MANAGEMENT AGREEMENT

THIS INVESTMENT MANAGEMENT AGREEMENT (the “Agreement”) is made as of December 16, 2025, by and between Alger Next Gen Growth Fund, a Delaware statutory trust (the “Fund”), and Fred Alger Management, LLC, a Delaware limited liability company (“Alger”).

WHEREAS, the Fund intends to engage in business as a closed-end, non-diversified management investment company, and is registered as such under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, Alger is an investment adviser registered as such under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Fund desires to retain Alger to act as its investment manager pursuant to this Agreement; and

WHEREAS, Alger desires to be retained to act as investment manager to the Fund pursuant to this Agreement;

NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed, by and between the parties, as follows:

1.	Investment Description; Appointment

The Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Declaration and Agreement of Trust and in its Prospectus and Statement of Additional Information, as from time to time in effect, and in such manner and to such extent as may from time to time be approved by the Board of Trustees of the Fund (the “Board”). Copies of the Fund’s Prospectus, Statement of Additional Information, and Declaration and Agreement of Trust, as each may from time to time be supplemented or otherwise amended or restated, have been or will be submitted to Alger. The Fund desires to employ and hereby appoints Alger to act as its investment manager. Alger accepts the appointment and agrees to furnish the services for the compensation set forth below.

2.	Services as Investment Manager

Subject to the supervision and direction of the Board, Alger will (a) act in strict conformity with the Fund’s Declaration and Agreement of Trust, the 1940 Act, and the Advisers Act, as the same may from time to time be amended; (b) manage the Fund in accordance with the Fund’s investment objective and policies as stated in the Fund’s Prospectus and Statement of Additional Information as from time to time in effect; (c) make general investment decisions for the Fund involving decisions concerning (i) the specific types of securities to be held by the Fund and the proportion of the Fund’s assets that should be allocated to such investments during particular market cycles and (ii) the specific issuers whose securities will be purchased or sold by the Fund; (d) supply statistical and research data; and (e) general assistance in all aspects of the Fund’s operations. In providing those services, Alger will supervise the Fund’s investments generally and conduct a continual program of evaluation of the Fund’s assets.

Additionally, Alger will, subject to the supervision and direction of the Board, oversee all aspects of the Fund’s operations. Alger will oversee accounting and bookkeeping services, preparation of financial statements and tax returns, and calculation of the net asset value of the Fund’s shares. Alger will supply internal auditing and legal services, and internal executive and administrative services; and prepare reports to the Fund’s shareholders, and reports to and filings with the Securities and Exchange Commission (the “SEC”). Without limiting the foregoing, during the term of this Agreement Alger will be responsible for:

(a)	providing office space, telephone, office equipment and supplies for the Fund;

(b)	paying compensation of the Fund’s officers for services rendered as such;

(c)	authorizing expenditures and approving bills for payment on behalf of the Fund;

(d)

preparing the periodic updating of the Fund’s Registration Statement, including the Prospectus and Statement of Additional Information, for the purpose of filings with the SEC and monitoring and maintaining the effectiveness of such filings, as appropriate;

(e)

supervising preparation of periodic reports to the Fund’s shareholders and filing of these reports with the SEC, notices of dividends, capital gains distributions and tax credits, and attending to routine correspondence and other communications with individual shareholders;

(f)

overseeing the daily pricing of the Fund’s investment portfolio and the publication of the net asset value of the Fund’s shares, earnings reports and other financial data by the Fund’s accounting agent;

(g)	monitoring relationships with organizations providing services to the Fund, including the Fund’s accounting agent, custodian, and printers;

(h)

supervising compliance by the Fund with recordkeeping and periodic reporting requirements under the 1940 Act and regulations thereunder, maintaining books and records for the Fund (other than those maintained by the Fund’s custodian and transfer agent) and supervising the preparation of tax reports other than the Fund’s income tax returns;

(i)	preparing materials for meetings of the Board and the minutes of such meetings;

(j)	overseeing the service providers who file claims for class action lawsuits with respect to securities in the Fund;

(k)	arranging for the Fund the required fidelity bond and other insurance, if applicable;

(l)	providing executive, clerical and secretarial help needed to carry out these responsibilities;

(m)

performing compliance monitoring of the Fund’s investment guidelines and restrictions, and any requirements or restrictions contained in the 1940 Act, regulations thereunder, or any exemptive orders issued by the SEC applicable to the Fund (collectively, “Exemptive Orders”);

(n)	supervising the proxy voting process, maintaining appropriate proxy voting policies and procedures, and maintaining appropriate proxy voting records for the Fund; and

(o)	maintaining a public website that includes the data and disclosures required under any Exemptive Orders.

In connection with the performance of its duties under this Agreement, it is understood that Alger may from time to time employ or associate with itself such person or persons as Alger may believe to be particularly fitted to assist it in the performance of this Agreement, it being understood that the compensation of such person or persons shall be paid by Alger and that no obligation may be incurred on the Fund’s behalf in any such respect.

3.	Brokerage

In executing transactions for the Fund and selecting brokers or dealers, Alger will use its best efforts to seek the best overall terms available. In assessing the best overall terms available for any Fund transaction, Alger will consider all factors it deems relevant including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of any commission for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction and in evaluating the best overall terms available, Alger may consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) provided to the Fund and/or other accounts over which Alger or an affiliate exercises investment discretion. Pursuant to the provisions of Section 11(a) of the 1934 Act, the Fund authorizes Alger to select a broker which is affiliated with Alger. In such case, the Fund consents that the broker may retain any compensation in connection with effecting transactions. The Fund may revoke such consent at any time upon written notice given to Alger.

4.	Information Provided to the Fund

Alger will keep the Fund informed of developments materially affecting the Fund, and will, on its own initiative, furnish the Fund from time to time with whatever information Alger believes is appropriate for this purpose.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, Alger hereby agrees that all records that it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request.

5.	Standard of Care

Alger shall exercise its best judgment in rendering the services listed in paragraph 2 above. Alger shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, provided that nothing herein shall be deemed to protect or purport to protect Alger against any liability to the Fund or to its shareholders to which Alger would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of Alger’s reckless disregard of its obligations and duties under this Agreement.

6.	Compensation

In consideration of the services rendered pursuant to this Agreement, the Fund will pay Alger on the first business day of each month a fee, accrued daily, for the previous month at the annual rate of 1.25%. The fee for the period from the effective date of this Agreement to the end of the month in which such date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Alger, the value of the Fund’s net assets shall be computed at the times and in the manner specified in the Fund’s Prospectus and Statement of Additional Information as from time to time in effect.

7.	Expenses

Alger will bear all expenses in connection with the performance of its services under this Agreement. The Fund will bear certain other expenses to be incurred in its operation, including: taxes, interest, acquired fund fees and expenses, brokerage fees and commissions, if any; fees of Trustees of the Fund who are not officers, directors or employees of Alger or any of its affiliates; SEC fees; fees and expenses related to the registration and listing of the Fund’s shares on any securities exchange; charges of custodians and transfer and dividend disbursing agents; charges of any independent pricing service retained to assist in valuing the assets of the Fund; the Fund’s proportionate share of insurance premiums; outside auditing and legal expenses; costs of maintenance of the Fund’s existence; costs attributable to shareholder services, including, without limitation, telephone and personnel expenses; costs of preparing and printing Prospectus and Statement of Additional Information for regulatory purposes and for distribution to existing shareholders; costs of shareholders’ reports and meetings of the shareholders of the Fund or Board; costs of preparing and printing redemption notices for regulatory purposes and for distribution to existing shareholders; and any extraordinary expenses.

8.	Services to Other Companies or Accounts

The Fund understands that Alger now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts and as investment manager to one or more other investment companies, and the Fund has no objection to Alger so acting, provided that whenever the Fund and one or more other accounts or investment companies advised by Alger have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each entity. The Fund recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Fund. In addition, the Fund understands that the persons employed by Alger to assist in the performance of Alger’s duties under this Agreement will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict the right of Alger or any affiliate of Alger to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

9.	Term of Agreement

This Agreement shall become effective as of the date first set forth above. The initial term of this Agreement shall end on October 31, 2027. Thereafter, this Agreement shall continue for successive annual periods, provided such continuance is specifically approved at least annually by (i) the Board or (ii) a vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities; provided, that in either event such continuance is also approved by a majority of the Trustees who are not parties to this Agreement or “interested persons” (as defined by the 1940 Act and the rules thereunder) of any such party (the “Independent Trustees”), by vote cast in person or as otherwise permitted by the SEC at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty by the Fund, on 60 days’ written notice, by the Board or by vote of a “majority” (as defined in the 1940 Act) of the Fund’s outstanding voting securities, or upon 60 days’ written notice, by Alger. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder). Notwithstanding the foregoing, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised or relaxed by a rule, regulation, interpretation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation, interpretation or order.

10.	Amendments

This Agreement may be amended only by written agreement of the parties. Any amendment shall be required to be approved by the Board and by a majority of the Independent Trustees in accordance with the provisions of Section 15(c) of the 1940 Act and the rules thereunder. If required by the 1940 Act, any amendment shall also be required to be approved by such vote of members of the Fund as is required by the 1940 Act and the rules thereunder.

11.	Representation by the Fund

The Fund represents that a copy of its Certificate of Trust, dated September 10, 2025, together with all amendments thereto, is on file in Department of State: Division of Corporations in the State of Delaware.

The Fund represents that this Agreement has been duly approved by the Board, including a majority of the Independent Trustees, and the sole initial member of the Fund, in accordance with the requirements of the 1940 Act and the rules thereunder.

12.	Limitation of Liability

This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall be binding on the assets and property of the Fund only and shall not be binding on any Trustee, officer or shareholder of the Fund individually.

13.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws (except the conflict of law rules) of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act or the Advisers Act.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

ALGER NEXT GEN GROWTH FUND

By:	/s/ Tina Payne
Name:	Tina Payne
Title:	Secretary

FRED ALGER MANAGEMENT, LLC

By:	/s/ Tina Payne
Name:	Tina Payne
Title:	SVP, General Counsel